Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8, pertaining to the Restricted Share Grant Plan of Just Energy Group Inc. (the “Company”) of our reports dated May 14, 2015 with respect to the consolidated financial statements of the Company as at March 31, 2015 and for the year then ended, and the effectiveness of internal control over financial reporting as at March 31, 2015 included in its Annual Report (Form 40-F), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Toronto, Canada,	Chartered Accountants
November 20, 2015	Licensed Public Accountants